Exhibit 3.1.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
WESTWOOD ONE, INC.
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
Westwood One, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
FIRST: Section 1 of Article FOURTH of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
“1. Classes and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Billion and Thirteen Million (5,013,000,000), consisting of Five Billion (5,000,000,000) shares of Common Stock, par value one cent ($0.01) per share (the “Common Stock”), Three Million (3,000,000) shares of Class B Stock, par value one cent ($0.01) per share (the “Class B Stock”) and Ten Million (10,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the “Preferred Stock”).”
SECOND: Section 7 of Article FOURTH of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
“7. Reverse Stock Split. Upon the filing with the Secretary of State of the State of Delaware of this Certificate of Amendment to the Restated Certificate of Incorporation (the “Effective Time”), and without further action on the part of the Corporation or its stockholders, each Two Hundred (200) shares of Common Stock then issued and outstanding (collectively, the “Old Common Stock”) shall automatically be reclassified and combined into one (1) fully paid and nonassessable share of Common Stock, par value one cent ($0.01) per share (collectively, the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of New Common Stock into which the shares of Old Common Stock shall have been combined, subject to the treatment of fractional shares as described below. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Computershare (the “Transfer Agent”), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.”
THIRD: Article FOURTEENTH is hereby amended to read in its entirety as set forth below:
“1.	[INTENTIONALLY OMITTED]

2.	[INTENTIONALLY OMITTED]

3.
For the purpose of this Certificate of Incorporation, “Continuing Directors” means directors elected to the Board of the Corporation as of April 24, 2009 and any new directors whose election by the Corporation’s Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the directors then still in office.”

FOURTH: Article SIXTEENTH is hereby amended to read in its entirety as set forth below:
"[INTENTIONALLY OMITTED]”
FIFTH: The second sentence of Article SEVENTEENTH is hereby deleted in its entirety.
SIXTH: The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Westwood One, Inc. has caused this Certificate to be duly executed in its corporate name this 3rd day of August, 2009.

WESTWOOD ONE, INC.
By:	/s/ David Hillman
	Name:	David Hillman
	Title:	CAO and GC